Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 13, 18 and 25 as to which the date is June 2, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Ford Motor Company’s Current Report on Form 8-K dated June 2, 2008. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
June 2, 2008